Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

On February 19, 2015, Ball and Rexam announced the Offer and Acquisition. The following unaudited pro forma condensed combined financial information (the “pro formas”) is based on the historical consolidated financial statements of Ball and the historical consolidated financial statements of Rexam, and has been prepared to reflect the Acquisition,  the financing structure established to fund the Acquisition and the purchase of the noncontrolling interest in Latapack-Ball. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Ball that actually would have resulted had the Acquisition occurred at the dates indicated, or project the results of operations or financial position of Ball for any future date or period.

The unaudited pro forma condensed combined statements of earnings (the “pro forma statements of earnings”) for the nine months ended September 30, 2015 (the “2015 pro forma statement of earnings”) and for the year ended December 31, 2014 (the “2014 pro forma statement of earnings”) assume that the Acquisition was completed on January 1, 2014. The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) as of September 30, 2015 is based on the assumption that the Acquisition occurred on that day. Pro forma adjustments reflected in the pro formas are based on items that are factually supportable and directly attributable to the proposed Acquisition. The pro formas do not reflect the cost of any integration activities or benefits from the Acquisition including potential synergies that may be derived in future periods.

The pro formas should be read in conjunction with:

•                  Ball’s audited consolidated financial statements and related notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case contained in our Annual Report on Form 10-K as of and for the year ended December 31, 2014, as incorporated by reference in this document, Ball’s unaudited condensed consolidated financial statements and related notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case contained in our Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2015, and

•                  Rexam’s audited consolidated financial statements as of and for the year ended December 31, 2014, together with related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rexam”, and Rexam’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2015, together with related notes included in exhibit 99.2 of this current report on Form 8-K.

Rexam’s historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), which differ in certain respects from the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Adjustments were made to Rexam’s financial statements to convert those from IFRS to U.S. GAAP as well as reclassifications to conform Rexam’s historical accounting presentation to Ball’s accounting presentation. Adjustments were also made to translate Rexam’s financial statements from British Pounds to U.S. dollars based on applicable historical exchange rates, which may differ from future exchange rates. The pro formas also include adjustments to reflect the financing structure to fund the Acquisition. These adjustments reflect Ball’s best estimates based upon the information available to date and are preliminary and subject to change once more detailed information is obtained.

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in conformity with U.S. GAAP. Under this method, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. The actual fair values will be determined upon the consummation of the transaction and may vary from these preliminary estimates.

The pro forma adjustments are based upon the best available information and certain assumptions that Ball believes to be reasonable. Further, these adjustments could materially change as both the determination of the purchase price and the allocation of the purchase price for Rexam has not been finalized. Accordingly, there can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation reflected in the pro formas.

Ball Corporation

Unaudited Pro Forma Condensed Combined Statement of Earnings

Nine months ended September 30, 2015

					Pro Forma adjustments						Total
	Ball		Rexam						Latapack-Ball		Pro Forma
($ in millions, except per share amounts)	Historical		(U.S. GAAP)	2	Financing		Acquisition		Acquisition		Combined

Net sales	$6,192.4		$4,538.0		$—		$—		$—		$10,730.4

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(5,026.3)		(3,674.6)		—		—		—		(8,700.9)
Depreciation and amortization	(211.5)		(178.2)		—		(148.6	) 5(a)(iii)	—		(538.3)
Selling, general and administrative	(340.5)		(305.0)		—		(11.6	) 5(a)(ii)	—		(657.1)
Business consolidation and other activities	(138.3	) 3(a)	(107.3	) 3(a)	—		144.9	3(a)	—		(100.7)
	(5,716.6)		(4,265.1)		—		(15.3)		—		(9,997.0)

Earnings before interest and taxes	475.8		272.9		—		(15.3)		—		733.4

Interest expense	(107.0)		(61.3)		(232.9	) 4(b)	—		—		(401.2)
Debt refinancing and other costs	(85.9	) 3(b)	—		—		25.1	3(b)	—		(60.8)
Total interest expense	(192.9)		(61.3)		(232.9)		25.1		—		(462.0)

Earnings before taxes	282.9		211.6		(232.9)		9.8		—		271.4
Tax (provision) benefit	(47.9)		(52.3)		47.4	1	(15.6	) 1, 5(c)	—		(68.4)
Equity in results of affiliates, net of tax	3.4		12.3		—		—		—		15.7
Net earnings from continuing operations	238.4		171.6		(185.5)		(5.8)		—		218.7
Less net earnings attributable to noncontrolling interests	(12.8)		—		—		—		12.7	6	(0.1)
Net earnings attributable to Ball Corporation	$225.6		$171.6		$(185.5)		$(5.8)		$12.7		$218.6

Earnings per share:
Basic - continuing operations	$1.64										$1.25
Diluted - continuing operations	$1.60										$1.22

Weighted average shares outstanding (000s):
Basic	137,409						32,209 5	(a)	5,730	6	175,348
Diluted	141,141						32,209 5	(a)	5,730	6	179,080

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Ball Corporation

Unaudited Pro Forma Condensed Combined Statement of Earnings

Year ended December 31, 2014

					Pro Forma adjustments						Total
	Ball		Rexam						Latapack-Ball		Pro Forma
($ in millions, except per share amounts)	Historical		(U.S. GAAP)	2	Financing		Acquisition		Acquisition		Combined

Net sales	$8,570.0		$6,314.8		$—		$—		$—		$14,884.8

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(6,903.5)		(4,924.9)		—		(71.0	) 5(a)(iii)	—		(11,899.4)
Depreciation and amortization	(280.9)		(236.3)		—		(199.3	) 5(a)(iii)	—		(716.5)
Selling, general and administrative	(466.5)		(446.6)		—		(29.8	) 5(a)(ii)	—		(942.9)
Business consolidation and other activities	(80.5	) 3(a)	(33.0	) 3(a)	—		—		—		(113.5)
	(7,731.4)		(5,640.8)		—		(300.1)		—		(13,672.3)

Earnings before interest and taxes	838.6		674.0		—		(300.1)		—		1,212.5

Interest expense	(159.9)		(98.9)		(216.5	) 4(b)	—		—		(475.3)
Debt refinancing and other costs	(33.1	) 3(b)	—		—		—		—		(33.1)
Total interest expense	(193.0)		(98.9)		(216.5)		—		—		(508.4)

Earnings before taxes	645.6		575.1		(216.5)		(300.1)		—		704.1
Tax (provision) benefit	(149.9)		(126.2)		46.5	1	64.5	1	—		(165.1)
Equity in results of affiliates, net of tax	2.3		16.5		—		—		—		18.8
Net earnings from continuing operations	498.0		465.4		(170.0)		(235.6)		—		557.8
Less net earnings attributable to noncontrolling interests	(28.0)		—		—		—		27.3	6	(0.7)
Net earnings attributable to Ball Corporation	$470.0		$465.4		$(170.0)		$(235.6)		$27.3		$557.1

Earnings per share:
Basic - continuing operations	$3.39										$3.16
Diluted - continuing operations	$3.30										$3.09

Weighted average shares outstanding (000s) :
Basic	138,508						32,209	5(a)	5,730	6	176,447
Diluted	142,430						32,209	5(a)	5,730	6	180,369

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Ball Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2015

				Pro Forma adjustments						Total
	Ball	Rexam						Latapack-Ball		Pro Forma
($ in millions)	Historical	(U.S. GAAP)	2	Financing		Acquisition		Acquisition		Combined

Assets
Current assets
Cash and cash equivalents	$244.4	$272.3		$3,970.2	4(a)	$(4,369.7	) 5(a)(ii)	(17.2	) 6	$100.0
Receivables, net	1,097.8	845.7		—		—		—		1,943.5
Inventories, net	876.0	798.8		—		71.0	5(a)(iii)	—		1,745.8
Deferred taxes and other current assets	164.4	166.2		(42.4	) 4(a)(iv)	—		—		288.2
Total current assets	2,382.6	2,083.0		3,927.8		(4,298.7)		(17.2)		4,077.5
Noncurrent assets
Property, plant and equipment, net	2,547.3	2,074.0		—		531.9	5(a)(iii)	—		5,153.2
Goodwill	2,204.1	2,008.1		34.9	4(a)(ii)	1,849.6	5(a)	—		6,096.7
Intangible assets, net	199.7	200.8		—		2,293.2	5(a)(iii)	—		2,693.7
Other assets, net	393.3	1,151.1		(146.8	) 4(a)(vi)	—		—		1,397.6
Total assets	$7,727.0	$7,517.0		$3,815.9		$376.0		$(17.2)		$19,418.7

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$282.9	$1,009.1		$(1,009.1	) 4(a)	$—		$—		$282.9
Accounts payable	1,451.4	723.2		—		—		—		2,174.6
Accrued employee costs	213.3	93.8		—		—		—		307.1
Other current liabilities	332.0	390.7		(87.7	) 4(a)(iv)	14.2	5(a)(iv)	—		649.2
Total current liabilities	2,279.6	2,216.8		(1,096.8)		14.2				3,413.8
Noncurrent liabilities
Long-term debt	2,879.4	1,647.5		5,212.2	4(a)	(28.7	) 5(a)(iii)	—		9,710.4
Employee benefit obligations	1,159.5	747.4		—		—		—		1,906.9
Deferred taxes and other liabilities	165.1	602.3		(276.9	) 4(a)(iv)	570.8	5(a)(iv)	—		1,061.3
Total liabilities	6,483.6	5,214.0		3,838.5		556.3		—		16,092.4

Shareholders’ equity
Common stock	1,171.3	1,499.3		—		(1,499.3	) 5(b)	(174.0	) 6	997.3
Capital redemption reserve	—	1,400.9		—		(1,400.9	) 5(b)	—		—
Retained earnings	4,519.6	(277.0)		(22.6	) 4(a)(ii)	275.3	5(b)	—		4,495.3
Accumulated other comprehensive earnings (loss)	(620.1)	(419.4)		—		419.4	5(b)	—		(620.1)
Treasury stock	(4,037.1)	—		—		2,025.2	5(b)	356.4	6	(1,655.5)
Total Ball Corporation shareholders’ equity	1,033.7	2,203.8		(22.6)		(180.3)		182.4		3,217.0
Noncontrolling interests	209.7	99.2		—		—		(199.6	) 6	109.3
Total shareholders’ equity	1,243.4	2,303.0		(22.6)		(180.3)		(17.2)		3,326.3
Total liabilities and shareholders’ equity	$7,727.0	$7,517.0		$3,815.9		$376.0		$(17.2)		$19,418.7

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of presentation

The pro formas are based on the historical consolidated financial statements of Ball and the historical consolidated financial statements of Rexam, and have been prepared to reflect the Acquisition, the financing structure established to fund the Acquisition and the purchase of the noncontrolling interest in Latapack-Ball. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Ball that actually would have resulted had the Acquisition occurred at the dates indicated, or project the results of operations or financial position of Ball for any future dates or periods. The 2015 and 2014 pro forma statements of earnings assume the Acquisition was completed on January 1, 2014. The pro forma balance sheet as of September 30, 2015 is based on the assumption that the Acquisition occurred on that day.

Pro forma adjustments reflected in the pro forma balance sheet are based on items that are factually supportable and directly attributable to the Acquisition. Pro forma adjustments reflected in the pro forma statement of earnings are based on items that are factually supportable, which are directly attributable to the Acquisition, and which are expected to have a continuing impact on Ball’s results of operations and/or financial position. Any nonrecurring items directly attributable to the Acquisition are included in the pro forma balance sheet but not in the pro forma statements of earnings. In contrast, any nonrecurring items that were already included in Ball’s or Rexam’s historical consolidated financial statements that are not directly related to the Acquisition have not been eliminated. The pro formas do not reflect the cost of any integration activities or benefits from the Acquisition including potential synergies that may be generated in future periods.

The pro formas include adjustments to reflect the financing structure established to fund the Acquisition.

Rexam’s historical consolidated financial statements (“Rexam’s financial statements”) were prepared in accordance with IFRS, which differs in certain respects from U.S. GAAP. Adjustments were made to Rexam’s financial statements to convert them from IFRS to U.S. GAAP and to Ball’s existing accounting presentation after evaluating potential areas of differences. In addition, reclassifications have been made to align Rexam’s financial statement presentation to Ball’s financial statement presentation.

Ball has used the following historical exchange rates to translate Rexam’s financial statements and calculate certain adjustments to the pro forma financial statements from British Pounds to U.S. dollars:

Average daily closing exchange rate for the nine months ended September 30, 2015:	US$	1.5326/£1
Average daily closing exchange rate for the year ended December 31, 2014:	US$	1.6479/£1
Closing exchange rate as of September 30, 2015:	US$	1.5129/£1

These exchange rates may differ from future exchange rates which would have an impact on the pro formas, and would also impact purchase accounting upon consummation of the Acquisition. As an example, utilizing the daily closing exchange rate at September 30, 2015 of US$1.5129/£1 would decrease the translated amounts of Net earnings attributable to the parent company for the nine months ended September 30, 2015, and for the year ended December 31, 2014, presented in Note 2, by approximately $2 million, and $38 million, respectively.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of presentation (continued)

Unless indicated otherwise in the notes to the pro formas, Ball has applied applicable enacted statutory tax rates in the United Kingdom for the respective dates and periods. Ball has used a tax rate of 20.0 percent to calculate the financing and acquisition-related adjustments to the pro forma balance sheet with the exception of those adjustments impacting retained earnings. The tax impact of the financing and acquisition-related adjustments to retained earnings and to the 2015 pro forma statement of earnings were calculated using a tax rate of 20.3 percent. The tax impacts of the financing and acquisition-related adjustments to the 2014 pro forma statement of earnings were calculated using a tax rate of 21.5 percent. These rates may be subject to change and may not be reflective of Ball’s effective tax rate for future periods after consummation of the Acquisition.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2. Adjustments to Rexam’s financial statements

Unaudited adjusted Rexam statement of earnings

Nine months ended September 30, 2015

	Rexam	Reclassifications and IFRS to U.S. GAAP Adjustments (in GBP)
	Historical				Start-up	Uncertain	Deferred	Rexam	Rexam
	IFRS	Reclassifications	Pensions	Goodwill	Costs	Tax Positions	Taxes	U.S. GAAP	U.S. GAAP
(in millions)	(in GBP)	2(a)	2(b)	2(c)	2(d)	2(e)	2(f)	(in GBP)	(in USD)

Net sales	£2,961	£—	£—	£—	£—	£—	£—	£2,961.0	$4,538.0

Costs and expenses
Cost of sales (excluding depreciation and amortization)		(2,392.0)	—	—	(5.6)	—	—	(2,397.6)	(3,674.6)
Depreciation and amortization		(115.0)	—	(2.4)	1.1	—	—	(116.3)	(178.2)
Selling, general and administrative		(204.0)	5.0	—	—	—	—	(199.0)	(305.0)
Business consolidation and other activities		(70.0)	—	—	—	—	—	(70.0)	(107.3)
Operating expenses	(2,787)	2,787.0	—	—	—	—	—	—	—
Operating Profit	174	(174.0)	—	—	—	—	—	—	—
Share in post tax profits of associates and joint ventures	8	(8.0)	—	—	—	—	—	—	—
Retirement benefit obligations net interest cost	(9)	9.0	—	—	—	—	—	—	—
		(2,781.0)	5.0	(2.4)	(4.5)	—	—	(2,782.9)	(4,265.1)

Earnings before interest and taxes		180.0	5.0	(2.4)	(4.5)	—	—	178.1	272.9

Interest expense	(40)	—	—	—	—	—	—	(40.0)	(61.3)
Interest income	6	(6.0)	—	—	—	—	—	—	—
Debt refinancing and other costs		(9.0)	9.0	—	—	—	—	—	—
Total interest expense		(49.0)	9.0	—	—	—	—	(40.0)	(61.3)

Earnings before taxes		131.0	14.0	(2.4)	(4.5)	—	—	138.1	211.6
Profit before tax	139	(139.0)	—	—	—	—	—	—	—
Tax	(47)	47.0	—	—	—	—	—	—	—
Tax (provision) benefit		(47.0)	(4.0)	0.8	0.6	6.6	8.9	(34.1)	(52.3)
Equity in results of affiliates, net of tax		8.0	—	—	—	—	—	8.0	12.3
Net earnings from continuing operations		92.0	10.0	(1.6)	(3.9)	6.6	8.9	112.0	171.6
Profit for the year from continuing operations	92	(92.0)	—	—	—	—	—	—	—
Less net earnings attributable to noncontrolling interests		—	—	—	—	—	—	—	—
Net earnings attributable to parent company		£92.0	£10.0	£(1.6)	£(3.9)	£6.6	£8.9	£112.0	$171.6

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2. Adjustments to Rexam’s financial statements (Continued)

Unaudited adjusted Rexam statement of earnings

Year ended December 31, 2014

	Rexam	Reclassifications and IFRS to U.S. GAAP Adjustments (in GBP)
	Historical				Start-up	Uncertain	Deferred	Rexam	Rexam
	IFRS	Reclassifications	Pensions	Goodwill	Costs	Tax Position	Taxes	U.S. GAAP	U.S. GAAP
(in millions)	(in GBP)	2(a)	2(b)	2(c)	2(d)	2(e)	2(f)	(in GBP)	(in USD)

Net sales	£3,832	£—	£—	£—	£—	£—	£—	£3,832.0	$6,314.8

Costs and expenses
Cost of sales (excluding depreciation and amortization)		(2,986.0)	—	—	(2.6)	—	—	(2,988.6)	(4,924.9)
Depreciation and amortization		(142.0)	—	(2.9)	1.5	—	—	(143.4)	(236.3)
Selling, general and administrative		(275.0)	4.0	—	—	—	—	(271.0)	(446.6)
Business consolidation and other activities		(20.0)	—	—	—	—	—	(20.0)	(33.0)
Operating expenses	(3,430)	3,430.0	—	—	—	—	—	—	—
Operating Profit	402	(402.0)	—	—	—	—	—	—	—
Share in post tax profits of associates and joint ventures	10	(10.0)	—	—	—	—	—	—	—
Retirement benefit obligations net interest cost	(16)	16.0	—	—	—	—	—	—	—
		(3,423.0)	4.0	(2.9)	(1.1)	—	—	(3,423.0)	(5,640.8)

Earnings before interest and taxes		409.0	4 .0	(2.9)	(1.1)	—	—	409.0	674.0

Interest expense	(60)	—	—	—	—	—	—	(60.0)	(98.9)
Interest income	7	(7.0)	—	—	—	—	—	—	—
Debt refinancing and other costs		(16.0)	16.0	—	—	—	—	—	—
Total interest expense		(76.0)	16.0	—	—	—	—	(60.0)	(98.9)

Earnings before taxes		333.0	20.0	(2.9)	(1.1)	—	—	349.0	575.1
Profit before tax	343	(343.0)	—	—	—	—	—	—	—
Tax	(76)	76.0	—	—	—	—	—	—	—
Tax (provision) benefit		(76.0)	(5.0)	1.0	—	(4.0)	7.4	(76.6)	(126.2)
Equity in results of affiliates, net of tax		10.0	—	—	—	—	—	10.0	16.5
Net earnings from continuing operations		267.0	15.0	(1.9)	(1.1)	(4.0)	7.4	282.4	465.4
Profit for the year from continuing operations	267	(267.0)	—	—	—	—	—	—	—
Less net earnings attributable to noncontrolling interests		—	—	—	—	—	—	—	—
Net earnings attributable to parent company		£267.0	£15.0	£(1.9)	£(1.1)	£(4.0)	£7.4	£282.4	$465.4

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2. Adjustments to Rexam’s financial statements (Continued)

Unaudited adjusted Rexam balance sheet

As of September 30, 2015

	Rexam	Reclassifications and IFRS to U.S. GAAP Adjustments (in GBP)
	Historical			Start-up	Uncertain			Rexam	Rexam
	IFRS	Reclassifications	Goodwill	Costs	Tax Positions	Deferred Taxes		U.S. GAAP	U.S. GAAP
(in millions)	(in GBP)	2(a)	2(c)	2(d)	2(e)	2(f)	2(g)	(in GBP)	(in USD)

Assets
Current assets
Cash and cash equivalents	£180	£—	£—	£—	£—	£—	£—	£180.0	$272.3
Receivables, net		559.0	—	—	—	—	—	559.0	845.7
Trade and other receivables	617	(617.0)	—	—	—	—	—	—	—
Inventories, net	528	—	—	—	—	—	—	528.0	798.8
Insurance backed assets	2	(2.0)	—	—	—	—	—	—	—
Derivative financial instruments	28	(28.0)	—	—	—	—	—	—	—
Deferred taxes and other current assets		88.0	—	—	—	4.8	17.0	109.8	166.2
Total current assets	1,355	—	—	—	—	4.8	17.0	1,376.8	2,083.0
Noncurrent assets
Property, plant and equipment, net	1,393	—	—	(22.1)	—	—	—	1,370.9	2,074.0
Goodwill	1,222	—	110.3	—	(5.0)	—	—	1,327.3	2,008.1
Other intangible assets	106	(106.0)	—	—	—	—	—	—	—
Investments in associates and joint ventures	80	(80.0)	—	—	—	—	—	—	—
Pension assets	86	(86.0)	—	—	—	—	—	—	—
Insurance backed assets	23	(23.0)	—	—	—	—	—	—	—
Deferred tax assets	231	(231.0)	—	—	—	—	—	—	—
Trade and other receivables	199	(199.0)	—	—	—	—	—	—	—
Derivative financial instruments	131	(131.0)	—	—	—	—	—	—	—
Intangible assets, net		106.0	26.7	—	—	—	—	132.7	200.8
Other assets, net		750.0	—	3.2	—	17.0	(9.3)	760.9	1,151.1
Total assets	£4,826	£—	£137.0	£(18.9)	£(5.0)	£21.8	£7.7	£4,968.6	$7,517.0

	Rexam	Reclassifications and IFRS to U.S. GAAP Adjustments (in GBP)
	Historical			Start-up	Uncertain			Rexam	Rexam
	IFRS	Reclassifications	Goodwill	Costs	Tax Position	Deferred Taxes		U.S. GAAP	U.S. GAAP
(in millions)	(in GBP)	2(a)	2(c)	2(d)	2(e)	2(f)	2(g)	(in GBP)	(in USD)
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	£—	£667.0	£—	£—	£—	£—	£—	£667.0	$1,009.1
Borrowings	667	(667.0)	—	—	—	—	—	—	—
Accounts payable		478.0	—	—	—	—	—	478.0	723.2
Trade and other payables	698	(698.0)	—	—	—	—	—	—	—
Accrued employee costs		62.0	—	—	—	—	—	62.0	93.8
Derivative financial instruments	58	(58.0)	—	—	—	—	—	—	—
Current tax	7	(7.0)	—	—	—	—	—	—	—
Provisions	31	(31.0)	—	—	—	—	—	—	—
Other current liabilities		254.0	1.1	—	—	—	3.1	258.2	390.7
Total current liabilities	1,461	—	1.1	—	—	—	3.1	1,465.2	2,216.8
Noncurrent liabilities
Long-term debt		1,089.0	—	—	—	—	—	1,089.0	1,647.5
Borrowings	1,089	(1,089.0)	—	—	—	—	—	—	—
Employee benefit obligations		494.0	—	—	—	—	—	494.0	747.4
Retirement benefit obligations	494	(494.0)	—	—	—	—	—	—	—
Derivative financial instruments	183	(183.0)	—	—	—	—	—	—	—
Deferred tax liabilities	63	(63.0)	—	—	—	—	—	—	—
Non current tax	52	(52.0)	—	—	—	—	—	—	—
Other payables	55	(55.0)	—	—	—	—	—	—	—
Provisions	64	(64.0)	—	—	—	—	—	—	—
Deferred taxes and other liabilities		417.0	8.0	(2.6)	(20.7)	(8.2)	4.6	398.1	602.3
Total liabilities	3,461	—	9.1	(2.6)	(20.7)	(8.2)	7.7	3,446.3	5,214.0
Net Assets	1,365	(1,365.0)	—	—	—	—	—	—	—

Shareholders’ equity
Common stock		991.0	—	—	—	—	—	991.0	1,499.3
Ordinary share capital	567	(567.0)	—	—	—	—	—	—	—
Share premium account	424	(424.0)	—	—	—	—	—	—	—
Capital redemption reserve	926	—	—	—	—	—	—	926.0	1,400.9
Retained earnings		(337.0)	119.8	(17.8)	24.6	27.3	—	(183.1)	(277.0)
Retained loss	(337)	337.0	—	—	—	—	—	—	—
Accumulated other comprehensive earnings (loss)		(278.0)	8.1	1.5	(11.5)	2.7	—	(277.2)	(419.4)
Other reserves	(278)	278.0	—	—	—	—	—	—	—
Treasury stock		—	—	—	—	—	—	—	—
Total Rexam shareholders’ equity	1,302	—	127.9	(16.3)	13.1	30.0	—	1,456.7	2,203.8
Noncontrolling interests	63	—	—	—	2.6	—	—	65.6	99.2
Total shareholders’ equity	1,365	—	127.9	(16.3)	15.7	30.0	—	1,522.3	2,303.0
Total liabilities and shareholders’ equity	£4,826	£—	£137.0	£(18.9)	£(5.0)	£21.8	£7.7	£4,968.6	$7,517.0

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2. Adjustments to Rexam´s financial statements (Continued)

The financial statements above illustrate the impact of adjustments made to Rexam’s financial statements presented in accordance with IFRS, in order to present them on a basis consistent with Ball’s accounting presentation under U.S. GAAP. These adjustments reflect Ball’s best estimates based upon the information currently available to Ball, and could be subject to change once more detailed information is obtained.

(a)              The classification of certain items presented by Rexam under IFRS has been modified in order to align with the presentation used by Ball under U.S. GAAP.

Modifications to the statement of earnings presentation include:

•                      presentation of costs on a functional basis (cost of sales and selling, general and administrative expenses), rather than a single line item for operating expenses; and

•                      presentation of depreciation and amortization expenses on the face of the statement of earnings.

Modifications to the balance sheet presentation include:

•                      pension assets, derivative financial instrument assets, insurance backed assets and investments in associates and joint ventures which are included in other assets;

•                      derivative financial instrument liabilities, provisions and current income taxes payable which are included in other current liabilities; and

•                      presentation of accrued employee costs on the face of the balance sheet.

(b)              Under U.S. GAAP the expected return on plan assets, a component of net periodic benefit cost, is recognized by Ball within cost of sales and selling, general and administrative expenses, and is determined by applying the expected rate of return assumption to a market related value of plan assets. The difference between the expected and actual return on plan assets is a component of actuarial gains and losses which is recognized in accumulated other comprehensive income with subsequent amortization in the statement of earnings. Prior service credits arising in plans are spread over the remaining service period of the active employees in the statement of earnings.

Under IFRS, net interest cost on defined benefit plans, a component of defined benefit cost, is recognized by Rexam as a separate component of interest expense in the statement of earnings and is calculated by applying the discount rate assumption to the net defined benefit liability. The difference between actual return on plan assets and the component of net interest derived from plan assets is recognized in accumulated other comprehensive earnings as a component of remeasurement gains and losses. IFRS does not permit recognition of remeasurement gains and losses in net earnings in current or future periods. Prior service credits arising in plans are recognized immediately in the statement of earnings.

As a result, selling, general and administrative costs in the 2015 and 2014 statements of earnings reflected a reduction of £5.0 million and £4.0 million, respectively. These comprised a combination of a credit to net periodic benefit cost of £15.0 million and £20.0 million, respectively, less the reclassification of the previously recognized retirement benefit obligations within net interest cost of £9.0 million and £16.0 million, respectively, less the impact of a prior service credit related to a plan amendment for the nine months ended September 30, 2015 of £1.0 million.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2. Adjustments to Rexam´s financial statements (Continued)

The related tax charge included in the 2015 and 2014 statements of earnings was £4.0 million and £5.0 million, respectively.

(c)               Upon adoption of IFRS effective January 1, 2004, Rexam was able to carry forward its accounting treatment for business combinations that had previously been applied under accounting principles generally accepted in the United Kingdom (“U.K. GAAP”). Application of U.S. GAAP to acquisitions made by Rexam prior to January 1, 2004 has resulted in the following adjustments to goodwill, intangible assets and amortization:

•                                alignment of Rexam’s amortization period of 20 years with Ball’s amortization period of 40 years, for years through December 31, 2001, when both U.K. GAAP and U.S. GAAP required goodwill to be amortized;

•                                reversal of goodwill amortization recorded by Rexam for the period from January 1, 2002 through December 31, 2003, since U.S. GAAP discontinued the amortization of goodwill from January 1, 2002 and required annual impairment testing thereafter; and

•                                recognition of intangible assets separately from goodwill with respect to an acquisition in 2003, since U.S. GAAP required acquired intangible assets to be recognized separately from goodwill from January 1, 2002.

As a result, additional goodwill of £110.3 million and intangible assets of £26.7 million have been recorded in the balance sheet as of September 30, 2015, with corresponding charges of £2.4 million and £2.9 million recorded in the 2015 and 2014 statements of earnings respectively, related to amortization of the additional intangible assets. The related tax benefit included in the 2015 and 2014 statements of earnings was £0.8 million and £1.0 million, respectively.  Current and noncurrent deferred tax liabilities in the balance sheet as of September 30, 2015 have been increased by £1.1 million and £8.0 million respectively.

(d)             Under U.S. GAAP, costs associated with a start-up period in relation to a new beverage can facility or can line are expensed as incurred. Under IFRS, Rexam’s accounting policy permits certain costs associated with such a start-up period to be included in the cost of property, plant and equipment if the assets are incapable of running at normal levels of operating efficiency without such a period.

As a result, property, plant, and equipment included in the balance sheet as of September 30, 2015 has been reduced by £22.1 million, with corresponding charges of £4.5 million and £1.1 million recorded in the 2015 and 2014 statements of earnings respectively, reflecting an increase in cost of sales and a reduction in depreciation.  The related tax benefit of £0.6 million and $0 was included in the 2015 and 2014 statements of earnings, respectively.  Noncurrent deferred tax assets in the balance sheet at September 30, 2015 increased by £3.2 million and noncurrent deferred tax liabilities decreased by £2.6 million.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2. Adjustments to Rexam´s financial statements (Continued)

(e)              Under U.S. GAAP, uncertain tax positions (“UTP”) are measured using a cumulative probability model, resulting in measurement at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement.

Under IFRS, the cumulative probability approach is not permitted and instead an expected value or single best estimate of the most likely outcome is used to measure UTPs.

As a result, a reduction of other noncurrent liabilities of £20.7 million was included in the balance sheet at September 30, 2015. In addition, a reduction of goodwill of £5.0 million was included with respect to uncertain taxes related to a prior period acquisition. The tax impact included in the statement of earnings with respect to the measurement of uncertain tax positions under U.S. GAAP was a benefit of £6.6 million for the nine months ended September 30, 2015 and a charge of £4.0 million for the year ended December 31, 2014.

(f)               Under U.S. GAAP, deferred tax assets or liabilities are not recognized for temporary differences on nonmonetary assets or liabilities that are remeasured from local currency to functional currency for book purposes but are reported in local currency for tax purposes. IFRS requires recognition of deferred tax assets or liabilities on such amounts.

As a result, increases of £4.8 million and £17.0 million, and a decrease of £8.2 million were included in the balance sheet at September 30, 2015 for current deferred tax assets and noncurrent deferred tax assets, and noncurrent deferred tax liabilities, respectively. In addition, a £8.9 million and £7.4 million in tax benefit was included in the 2015 and 2014 statements of earnings for the reversal of deferred taxes, respectively.

(g)              U.S. GAAP requires deferred tax assets and liabilities to be classified as current or noncurrent based on the classification of the related assets or liabilities giving rise to the temporary differences, whereas Rexam presents deferred taxes under IFRS as noncurrent. Accordingly, £17.0 million has been reclassified to current deferred tax assets and £3.1 million has been reclassified to current deferred tax liabilities from noncurrent deferred tax liabilities and noncurrent deferred tax assets in the balance sheet at September 30, 2015.

Note 3. Significant nonrecurring items included in the historical financial statements

(a)         Business consolidation and other activities

Nine months ended September 30, 2015

Ball and Rexam recorded charges of $138.3 million and $107.3 million, respectively, during the first nine months of 2015. A total amount of $144.9 million, composed of $105.1 million from Ball and $39.8 million from Rexam, has been excluded from the 2015 pro forma statement of earnings, see below for further details.

Ball recorded net charges of $20.2 million related to the planned closure of the Bristol, Virginia, a metal beverage packaging end-making facility, which will cease production in the second quarter of 2016.

Ball recorded net charges of $4.4 million related to business reorganization activities, ongoing costs related to previously closed facilities and other insignificant activities.

Ball recorded charges of $3.9 million, primarily for headcount reductions, cost-out initiatives and the relocation of Ball’s European headquarters from Germany to Switzerland.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 3. Significant nonrecurring items included in the historical financial statements (Continued)

Ball recorded a charge of $4.7 million for the write down of property held for sale to fair value less costs to sell.

Ball also recorded charges of $68.8 million for professional services and other costs associated with the Acquisition. In addition, Ball recognized losses of $36.3 million associated with its collar and option contracts entered into to reduce its exposure to currency exchange rate changes in connection with the British pound denominated cash portion of the Acquisition. As those charges are directly attributable to the Acquisition, a total amount of $105.1 million ($66.0 million after tax) has been excluded from the 2015 pro forma statement of earnings. Please refer also to Note 4(a)(ii).

Rexam incurred restructuring costs of $39.8 million related to the reorganization of its European beverage cans business and with respect to the conversion of steel beverage can lines to aluminum. Incentive costs related to retention awards to employees indirectly attributable to the Acquisition increased by $24.5 million. Additionally, there was an increase of $1.5 million in a legal provision related to a dispute that originated prior to Rexam’s ownership of the business. Transaction costs related to the acquisition of United Arab Can Manufacturing Limited and Envases del Istmo SA amounted to $1.7 million.

In addition, transaction related costs of $39.8 million were incurred by Rexam as a result of the Acquisition. As those costs are directly attributable to the Acquisition, a total amount of $39.8 million ($39.8 million after tax) has been excluded from the 2015 pro forma statement of earnings. Please refer also to Note 4(a)(ii).

Year ended December 31, 2014

Ball and Rexam recorded charges of $80.5 million and $33.0 million, respectively, during the year ended December 31, 2014, which are comprised of the following:

During September 2014, Ball executed a lump sum buyout offer to certain terminated vested pension plan participants in its U.S. defined benefit pension plans. The offer provided participants with a one-time election to receive a lump-sum payout in full settlement of their remaining pension benefits. Ball recorded a non-cash charge of $45.3 million for the settlement of its pension benefit obligations in connection with this offer.

Ball recorded a provision against the balance of a long-term receivable of $16.5 million as a result of the financial difficulties of a metal food and household products packaging segment customer. This provision represented Ball’s estimate of the most likely potential loss of value it expects to incur as a result of the financial condition of this customer.

Ball received and recorded compensation of $5.0 million for the reimbursement of severance costs incurred in connection with Ball’s closure and relocation of its Shenzhen, People’s Republic of China (PRC), manufacturing facility in 2013. In addition, Ball sold its plastic motor oil container and pail manufacturing business in the PRC and recorded a net loss of $0.4 million in connection with the sale.

Ball recorded charges of $6.2 million related to a reduction in force to eliminate certain food can production in the Oakdale, California, facility, as well as charges related to voluntary separation programs. The year also included charges of $3.9 million for costs in connection with the announced closure of its Danville, Illinois, steel aerosol packaging facility.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 3. Significant nonrecurring items included in the historical financial statements (Continued)

(a)         Business consolidation and other activities  (continued)

Ball recorded charges of $4.1 million, primarily for headcount reductions, cost-out initiatives and the relocation of Ball’s European headquarters from Germany to Switzerland. In addition, Ball recorded charges of $3.4 million related to the write off of previously capitalized costs associated with Ball’s Lublin, Poland, facility.

During 2014, a fire occurred at a metal beverage packaging, Americas, facility. As a result, Ball recorded a gain of $3.5 million to reflect the difference between the net book value of the impaired assets and the net insurance proceeds.

Ball recorded net charges of $2.0 million and $7.2 million related to business reorganization activities and for ongoing costs related to previously closed facilities and other insignificant activities, respectively.

Rexam incurred restructuring costs of $24.7 million related to the reorganization of its European beverage can business and with respect to the conversion of steel beverage can production lines to aluminum. There was an increase of $3.3 million in a legal provision related to a dispute that originated prior to Rexam’s ownership of the business. Additionally, there was an increase of $3.3 million in provisions for environmental issues that originated prior to Rexam’s ownership of the business. Transaction costs related to the acquisition of United Arab Can Manufacturing Limited amounted to $1.7 million.

(b)         Debt refinancing and other costs

Nine months ended September 30, 2015

Ball recorded charges of $55.8 million for the call premiums and write-offs of unamortized deferred financing costs associated with the redemption of its outstanding 6.75 percent senior notes and 5.75 percent senior notes due in September 2020 and May 2021, respectively.

Ball also recorded nonrecurring charges of $1.7 million for the write off of unamortized deferred financing costs associated with the refinancing of the revolving credit facility and repayment of the Term C loan. In addition, Ball recorded charges of $13.3 million and $10.1 million, respectively, for the amortization of deferred financing costs associated with the unutilized £3.3 billion unsecured, committed bridge loan and derivative financial instruments to mitigate its exposure to interest rate changes associated with anticipated debt issuance. As those charges are directly attributable to the Acquisition, a total amount of $25.1 million ($16.0 million after tax) has been excluded from the 2015 pro forma statement of earnings. Please refer also to Note 4(b).

Additionally, Ball issued $1 billion of 5.25 percent senior notes due in June 2025. Ball used the net proceeds of the offering and other available cash to repay borrowings under its revolving credit facility and reduced the borrowing capacity under the revolving credit facility from $3 billion to $2.25 billion. As a result, Ball recorded charges for the partial extinguishment of the revolving credit facility of $5.0 million, representing the write off of the deferred financing costs associated with the partial revolving credit facility extinguished.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 3. Significant nonrecurring items included in the historical financial statements (Continued)

Year ended December 31, 2014

Ball recorded a nonrecurring charge of $33.1 million for the call premium and the write off of unamortized financing costs and premiums related to the redemption of its outstanding 7.375 percent senior notes due in September 2019.

Note 4. Pro forma adjustments related to financing

(a)   Sources of Funding

Ball entered into a £3.3 billion unsecured, committed bridge loan agreement, pursuant to which several lending institutions have agreed, subject to limited conditions, to provide the financing necessary to pay the cash portion of the consideration payable to Rexam’s shareholders upon consummation of the Acquisition (the “Bridge Facility”), redeem Rexam’s outstanding debt and pay costs and expenses in connection with the Acquisition. For purposes of these pro formas, Ball expects to fully utilize the Bridge Facility and receive proceeds of $4.9 billion, which is net of a $50.0 million issue discount. This amount is in addition to an issue discount of $35.5 million and $1.9 million of deferred financing costs, recognized in Ball’s third quarter 2015 unaudited condensed consolidated balance sheet. For purposes of the pro formas Ball has assumed a period of one year between commitment and funding of the Bridge Facility and a duration of eight years for which the borrowings under the Bridge Facility will be outstanding.

In addition, Ball has also entered into a $3.0 billion multicurrency revolving credit facility (the “Revolver”), which has been reduced subsequently to $2.25 billion. As of September 30, 2015, Ball has no outstanding borrowings under the Revolver. For purposes of the pro formas, Ball has assumed additional proceeds of $1.9 billion from the Revolver to redeem Rexam’s outstanding debt. Ball’s third quarter 2015 unaudited condensed consolidated financial statements include a $11.6 million issue discount and $4.5 million of deferred financing costs associated with the Revolver.

Ball intends to secure long-term financing instead of the financing arrangements described above between now and the consummation of the Acquisition.

The financing adjustments reflected in the pro formas are as follows:

($ in millions)
Proceeds from Bridge Facility, net of original issue discount	$4,942.5
Proceeds from Revolver	1,888.5
Total sources of funding	$6,831.0
Repayment of total Rexam debt outstanding at September 30, 2015	(2,627.9	)(i)
Payment of estimated transaction costs, net of tax, expected to be incurred by Ball and Rexam	(57.5	)(ii)
Additional funding of Rexam’s existing pension obligations	(51.4	)(iii)
Settlement of Rexam’s outstanding derivatives	(124.0	)(iv)
Total sources of funding, net	$3,970.2

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 4. Pro forma adjustments related to financing (Continued)

The following represents the reconciliation from the total sources of funding, net detailed above to the debt adjustments in the pro forma balance sheet as of September 30, 2015:

($ in millions)
Gross proceeds from Bridge Facility and Revolver	$6,881.0
Less original issue discount	(50.0)
Proceeds from financing, net	6,831.0
Repayment of Rexam debt	(2,627.9	)(i)
Total debt adjustment	$4,203.1

Current portion of debt adjustment	$(1,009.1	)(v)
Noncurrent portion of debt adjustment	5,212.2	(v)
Total debt adjustment	$4,203.1

(i)    Ball has estimated that the amount required to repay Rexam’s historical debt, outstanding as of September 30, 2015, will be $2,627.9 million, which equals the estimated fair value of that debt as of September 30, 2015.

(ii)   Total acquisition-related transaction costs incurred by Ball and Rexam during the year ended December 31, 2014, are considered immaterial and hence no adjustment has been made in the 2014 pro forma statement of earnings.

Total fees estimated to be incurred by Ball in conjunction with the Acquisition which include advisory, legal, audit, valuation and other professional fees are estimated to be $97.2 million. $28.4 million ($22.6 million after tax) is presented in the pro forma balance sheet as a reduction in cash and a corresponding reduction in retained earnings, as $68.8 million was expensed during the nine months ended September 30, 2015. Total transaction costs of $74.7 million are estimated to be incurred by Rexam, of which $34.9 million ($34.9 million after tax) is reflected as a reduction to cash and a corresponding increase in goodwill as these transaction costs will reduce Rexam’s retained earnings prior to the consummation of the Acquisition. The remaining amount of $39.8 million ($39.8 million after tax) was expensed by Rexam during the nine months ended September 30, 2015.

(iii)  Based on an existing change-in-control provision in the agreement between Rexam and the trustees of the UK defined benefit plan in place at September 30, 2015, which is subject to change prior to the consummation of the Acquisition, a minimum contribution of $128.6 million is expected to be made to this pension scheme in conjunction with the acquisition, of which $77.2 million has already been paid into an escrow account and included in other assets, net, in Rexam’s unaudited adjusted balance sheet as of September 30, 2015. As a result, an adjustment of $51.4 million is reflected as an increase to other assets, net.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 4. Pro forma adjustments related to financing (Continued)

(iv)  Based on existing change-in-control provisions in Rexam’s derivative contracts, Rexam’s derivative arrangements will be required to be terminated and settled in cash upon the consummation of the Acquisition. Based on the information available, Ball estimates that the amounts recorded in Rexam’s unaudited adjusted balance sheet as of September 30, 2015 represent the fair values of the derivatives which equal the amounts required to settle the contracts. As a consequence, Ball has eliminated the following amounts from the pro forma balance sheet with a corresponding decrease in cash and cash equivalents and has determined that no gain or loss in the pro forma statements of earnings as a result of the settlement was required:

($ in millions)
Deferred taxes and other current assets	$42.4
Other assets, net	198.2 (vi)
Other current liabilities	(87.7)
Deferred taxes and other liabilities	(276.9)
Decrease in cash and cash equivalents	$(124.0)

(v)   The noncurrent portion of the debt adjustment reflects the estimated borrowings under the Bridge Facility and the Revolver, net of the redemption of the noncurrent portion of Rexam’s debt. The current portion of the debt adjustment represents the redemption of the current portion of Rexam’s debt.

(vi)  The pro forma balance sheet as of September 30, 2015 includes a reduction of $146.8 million in other assets, net, which is comprised of the $51.4 million discussed above in Note 4(a)(iii) and the $198.2 million detailed above in Note 4(a)(iv).

(b)   Interest Expense

Interest expense in the 2015 pro forma statement of earnings has been adjusted as follows based on the expected sources of funding described above:

($ in millions)	Average Principal	Interest Rate	Interest Expense

Bridge Facility	$4,992.5	6.83%	$255.7
Revolver	1,888.5	2.08%	29.5
Committment fee on unused portion of Revolver	361.5	0.30%	0.8
Financing cost and issue discount amortization - Bridge Facility	N/A	N/A	7.8
Financing cost and issue discount amortization - Revolver	N/A	N/A	3.4
Total interest expense			$297.2
Less Ball’s historical interest expense on Term C Loan repaid as a result of the Acquisition			(0.2)
Less Ball’s historical financing cost and issue discount amortization - Revolver			(2.8)
Less Rexam’s historical interest expense			(61.3)
Total adjustment to interest expense			$232.9

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 4. Pro forma adjustments related to financing (Continued)

Consistent with the above, the 2014 pro forma statement of earnings has been adjusted as follows:

($ in millions)	Average Principal	Interest Rate	Interest Expense

Bridge Facility	$4,992.5	5.25%	$262.1
Revolver	1,888.5	2.08%	39.3
Committment fee on unused portion of Revolver	361.5	0.30%	1.1
Financing cost and issue discount amortization - Bridge Facility	N/A	N/A	10.4
Financing cost and issue discount amortization - Revolver	N/A	N/A	4.5
Total interest expense			$317.4
Less Ball’s historical interest expense on Term C Loan repaid as a result of the Acquisition			(2.0)
Less Rexam’s historical interest expense			(98.9)
Total adjustment to interest expense			$216.5

Ball will borrow at variable interest rates under the Bridge Facility and the Revolver based on Country-specific LIBOR rates plus an applicable margin. The initial interest rate under the Bridge Facility is LIBOR + 3.50 percent with 0.50 percent quarterly step-ups. The Bridge Facility also provides for a 1.00 percent LIBOR floor and has a maximum interest rate cap of 7.00 percent. The Revolver accrues interest at LIBOR plus an applicable margin based on the net leverage ratio of Ball, and a commitment fee on any unused portion. For purpose of these pro formas, Ball has assumed that new borrowings under the Bridge Facility and the Revolver remain unchanged during the nine months ended September 30, 2015 and the twelve months ended December 31, 2014, respectively.

For purpose of calculating the above interest expenses Ball has utilized applicable rates as of September 30, 2015, which may differ from the rates in place when actually utilizing the facilities. Ball has also considered the 1.00 percent LIBOR floor in the Bridge Facility and the applicable margin based on the expected net leverage ratio for the Revolver. Assuming that LIBOR will exceed the 1.00 percent floor but the total interest rate for the Bridge Facility is below the 7.00 percent cap, a change in interest rates of 0.125 percent would increase or decrease total interest expense by approximately $6.5 million for the nine months ended September 30, 2015, and $8.6 million for the twelve months ended December 31, 2014. If LIBOR does not exceed the 1.00 percent floor or the total interest rate for the Bridge Facility is above the 7.00 percent cap, a change in interest rates of 0.125 percent would increase or decrease interest expense by approximately $1.8 million for the nine months ended September 30, 2015, and $2.4 million for the twelve months ended December 31, 2014, for the Revolver and would have no impact on the Bridge Facility.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 5. Pro forma adjustments related to the acquisition

(a)   Preliminary purchase consideration and allocation

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in conformity with U.S. GAAP. Under this method, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. In accordance with U.S. GAAP, Ball defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The actual fair values will be determined upon the consummation of the transaction and may vary from these estimates.

The estimated purchase consideration, estimated fair values and residual goodwill are as follows:

(in $ millions, except share and share price amounts)
Rexam shares outstanding as of September 30, 2015	705,101,942	(i)
Exchange ratio	0.04568	(i)
Total Ball shares to be issued to Rexam shareholders	32,209,057
Ball’s closing share price on September 30, 2015	$62.20
Total value of Ball shares to be issued	$2,003.4	(i)
Total cash consideration paid at 407 pence per Rexam share	4,341.7	(i)
Stock-based compensation	48.0	(ii)
Total purchase consideration	$6,393.1
Add fair market value of total debt assumed	2,627.9	(iii)
Less total cash acquired	(272.3)
Purchase consideration, including debt assumed and net of cash aquired	$8,748.7

Allocation of purchase consideration, including debt assumed and net of cash acquired:
Estimated fair values of assets acquired
Identifiable intangible assets	$2,494.0	(iii)
Property, plant and equipment	2,605.9	(iii)
Inventories	869.7	(iii)
Other assets, excluding deferred taxes	1,764.0	(iii)
Total estimated fair values of liabilities assumed, excluding debt and deferred taxes	(2,452.9	)(iii)
Deferred taxes, net	(290.5	)(iv)
Noncontrolling interests	(99.2)
Residual goodwill	$3,857.7

Less Rexam’s historical goodwill	(2,008.1)
Goodwill adjustment	$1,849.6

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 5. Pro forma adjustments related to the acquisition (Continued)

(i)    The stock portion of the purchase consideration was estimated using a price of $62.20 for each share of Ball common stock based on Ball’s closing share price on the New York Stock Exchange (“NYSE”) on September 30, 2015, being the last practicable date prior to the issuance of this current report on Form 8-K. Under the terms of the Acquisition, Rexam shareholders will be entitled to receive 407 pence in cash and 0.04568 of shares of Ball common stock in exchange for each share of Rexam’s ordinary stock. Ball will provide a “Mix and Match Facility” to allow Rexam shareholders to elect to vary the proportion in which they receive shares of Ball common stock, which will all be issued out of treasury stock, and cash. However this option is subject to offsetting elections by other Rexam shareholders and as a consequence it does not impact the overall purchase consideration calculated above. The actual purchase consideration will be determined upon consummation of the Acquisition. A hypothetical $4 change in the price of Ball’s common stock, all other factors remaining constant, would result in a corresponding increase or decrease in the total purchase consideration of $128.8 million, with a corresponding increase or decrease to the goodwill recognized.

(ii)   Ball will issue replacement stock-based compensation awards in Ball stock or settle Rexam’s existing stock-based awards in cash. Ball has determined $48.0 million of these arrangements will be recorded as additional purchase consideration to acquire Rexam, and $1.7 million, net of tax, is one-time expense. Ball will fund this with $21.8 million via the issuance of replacement stock-based compensation awards out of treasury stock and $27.9 million in cash. The cash component together with the cash portion of the consideration payable to Rexam’s shareholders of $4.3 billion outlined in Note 5(a)(i) above have been included as a $4.4 billion decrease in cash in the pro forma balance sheet.

Ball has estimated post-combination stock-based compensation expense of $45.5 million, which will be recognized over periods up to two years and three months. Considering expenses already recorded in Rexam’s historical financial statements, adjustments of $11.6 million and $29.8 million were made in the 2015 and 2014 pro forma statements of earnings, respectively. This award is directly attributable to the Acquisition and will have a continuing impact to Ball. Those additional expenses have been presented in selling, general and administrative expenses in the pro forma statements of earnings.

(iii)  Except as discussed below, the carrying value of Rexam’s assets and liabilities are considered to approximate their fair values.

At September 30, 2015, the fair value of Rexam’s debt was estimated to be $2,627.9 million compared to a carrying value of $2,656.6 million, resulting in an adjustment of $28.7 million.

The fair values of identifiable intangible assets were estimated using significant assumptions, such as the amount and timing of projected cash flows, the discount rate selected to measure the risks inherent in the future cash flows and the assessment of the asset’s life cycle, including competitive trends and other factors. The assumptions used by Ball to arrive at the estimated fair value of the identifiable intangible assets were derived primarily from publicly available information, including market transactions of varying degrees of comparability. However a detailed analysis has not been completed and actual results may differ from these estimates.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 5. Pro forma adjustments related to the acquisition (Continued)

The fair value and weighted-average estimated useful lives of identifiable intangible assets are estimated as follows:

		Weighted-
		Average
		Estimated	Annual
	Fair value	Useful Life	Amortization
	($ in millions)	(in years)	($ in millions)

Customer Relationships	$2,412.0	15	$160.8
Trademarks	62.0	5	12.4
Technology	20.0	9	2.2
Total acquired identifiable intangible assets	$2,494.0		$175.4

Less Rexam’s historical net book value of intangible assets	(200.8)
Adjustment to intangible assets, net	$2,293.2

The fair values of property, plant and equipment were determined by using certain estimates and assumptions. However a detailed analysis has not been completed and actual results may differ from these estimates.

The fair value and weighted-average estimated useful lives of property, plant and equipment are estimated as follows:

		Weighted-
		Average
		Estimated	Annual
	Fair value	Useful Life	Depreciation
	($ in millions)	(in years)	($ in millions)

Land	$71.9	N/A	$—
Buildings	458.0	13	35.2
Plant and equipment	1,560.5	9	173.4
Construction-in-progress	515.5	10	51.6
Total acquired property, plant and equipment	2,605.9		$260.2
Less Rexam’s historical net book value of property, plant and equipment	(2,074.0)
Adjustment to property, plant and equipment, net	$531.9

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 5. Pro forma adjustments related to the acquisition (Continued)

Three quarters of the annual depreciation was calculated for the nine months ended September 30, 2015. Based on the estimated fair values of identified amortizable intangible assets and property, plant and equipment, and the weighted average estimated useful lives, the following adjustment to depreciation and amortization expenses has been included in the 2015 and 2014 pro forma statements of earnings:

	Nine Months	Year Ended
	Ended September 30,	December 31,
($ in millions)	2015	2014

Amortization of identifiable intangible assets	$131.6	$175.4
Depreciation of property, plant and equipment	195.2	260.2
Total calculated depreciation and amortization	$326.8	$435.6

Less Rexam’s historical depreciation and amortization	(178.2)	(236.3)
Pro forma adjustment to depreciation and amortization expenses	$148.6	$199.3

The value of inventories has been increased by $71.0 million to reflect the preliminary estimate of fair value at the date of acquisition, which is the estimated selling prices of the inventory, less the sum of costs of disposal and a reasonable profit allowance for the selling effort. Based on the assumption that those inventories will be sold within the first twelve months following the acquisition, a corresponding adjustment has been presented in cost of sales within the 2014 pro forma statement of earnings.

(iv)  The total adjustment of $570.8 million to noncurrent deferred tax liabilities is related to the following estimated fair value adjustments. Please refer also to the discussion in Note 1 about the applicable tax rate:

	Pro Forma	Tax	Deferred
($ in millions)	Adjustment	Rate	Taxes

Intangible assets, net	$2,293.2	20.0%	$458.6
Property, plant and equipment, net	531.9	20.0%	106.4
Assumed Rexam debt	28.7	20.3%	5.8
Total adjustment to noncurrent deferred tax liabilities			$570.8

The adjustment to the current deferred tax liabilities of $14.2 million relates to the adjustment to record inventories at fair value.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 5. Pro forma adjustments related to the acquisition (Continued)

(b)   Impact to shareholders’ equity —

The estimated impact to total shareholders’ equity is summarized as follows:

	Financing	Acquisition				Latapack-Ball
			Issuance of			Issuance of Treasury
			Treasury Stock		Total Acquisition	Stock in exchange for
	Transaction	Eliminate	for Rexam	Stock-based	Adjustments	outstanding interests
($ in millions)	costs (1)	Rexam’s Equity	Ordinary Shares (2)	Compensation (3)	to Equity	in Latapack-Ball (4)

Common stock	$—	$(1,499.3)	$—	$—	$(1,499.3)	$(174.0)
Capital redemption reserve	—	(1,400.9)	—	—	(1,400.9)	—
Retained earnings	(22.6)	277.0	—	(1.7)	275.3	—
Accumulated other comprehensive earnings	—	419.4	—	—	419.4	—
Treasury stock	—	—	2,003.4	21.8	2,025.2	356.4
Total Ball Corporation shareholders’ equity	(22.6)	(2,203.8)	2,003.4	20.1	(180.3)	182.4
Noncontrolling interests	—	—	—	—	—	(199.6)
Total shareholders’equity	$(22.6)	$(2,203.8)	$2,003.4	$20.1	$(180.3)	$(17.2)

(1)      Please refer to Note 4(a)(ii).

(2)      Please refer to Note 5(a)(i).

(3)      Please refer to Note 5(a)(ii).

(4)      Please refer to Note 6.

(c)   Impact to tax provision —

The estimated impact to the tax provision for the nine months ended September 30, 2015 is summarized as follows:

	Pre-tax		Tax Provision
($ in millions)	Adjustment	Tax Rate	Adjustment

Depreciation and amortization (1)	$(148.6)	20.3%	$30.2
Selling, general and administrative (1)	(11.6)	20.3%	2.4
Business consolidation and other activities - Ball (2)	105.1	37.2%	(39.1)
Business consolidation and other activities - Rexam (2)	39.8	N/A	—
Debt refinancing and other costs (3)	25.1	36.3%	(9.1)
	$9.8		$(15.6)

(1)   Please refer to Note 5(a).

(2)   Please refer to Note 3(a).

(3)   Please refer to Note 3(b).

Please refer to Note 1 for the tax rates used for all other adjustments to the tax provision in the 2015 and 2014 pro forma statements of earnings.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 6. Pro forma adjustments related to the Acquisition of the Noncontrolling Interests in Latapack-Ball

A wholly-owned subsidiary of Ball owns interests in a joint venture company (Latapack-Ball) organized and operating in Brazil. During October and November 2015, Ball and its joint venture partners reached an agreement, pursuant to which Ball’s joint venture partners agreed to exchange all of their interests in Latapack-Ball for a total of 5.7 million treasury shares of Ball common stock and $17.2 million of cash.  The actual value of the transaction will be determined based on Ball’s stock price at the time of the close of the transaction. The transaction is subject to certain regulatory approvals and other conditions and is expected to close prior to the consummation of the Acquisition.

The estimated purchase consideration for the acquisition of the outstanding interests in Latapack-Ball is as follows:

(in $ millions, except share and share price amounts)	Amount
Total Ball shares to be issued	5,729,662
Ball’s closing share price on September 30, 2015	$62.20
Stock consideration	356.4
Cash consideration	17.2
Total purchase consideration	$373.6

Below represents the estimated excess of the purchase consideration over the book value of the Latapack-Ball noncontrolling interest. The excess is recorded as a direct reduction to common stock:

(in $ millions)	Amount
Total purchase consideration	$373.6
Less: book value of noncontrolling interest acquired	(199.6)
Adjustment to common stock	$174.0

Due to the acquisition of the outstanding noncontrolling interests of Latapack-Ball, $12.7 million and $27.3 million were adjusted out of net earnings attributable to noncontrolling interests for the 2015 and 2014 pro forma statements of earnings, respectively.